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EXHIBIT 11

                 COMPUTATION OF PROFORMA NET EARNINGS PER COMMON SHARE
                                PAPER WAREHOUSE, INC.
                                     (UNAUDITED)




                                                    Nine-months ended              Three-months Ended
                                              -----------------------------   ----------------------------
                                               31-Oct-97          1-Nov-96       31-Oct-97        1-Nov-96
                                               Primary       Fully Diluted       Primary     Fully Diluted
                                             -----------     -------------     -----------   -------------

Proforma Net Earnings                        $   303,769       $   158,002     $    10,427     $    27,445


Average Weighted Shares Outstanding            2,202,818         2,202,818       2,202,818       2,202,818

Common Stock Equivalents(a)                      324,315           324,315         328,322         328,322


                                             -----------       -----------     -----------     -----------
Total common shares and common share
   equivalents                                 2,527,133         2,527,133       2,531,140       2,531,140

                                             -----------       -----------     -----------     -----------
Earnings per Share                                  0.12              0.06            0.00            0.01
                                             -----------       -----------     -----------     -----------
                                             -----------       -----------     -----------     -----------
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(a)  Common share equivalents computed by the "treasury" method.
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